                                                                   EXHIBIT 8.02
                    [ICE MILLER DONADIO & RYAN LETTERHEAD]



                                 May 19, 1995



Board of Directors
Nationwide Care, Inc.
9200 Keystone Crossing, Suite 800
Indianapolis, Indiana 46240

Dear Board of Directors:


       We have acted as counsel to Nationwide Care, Inc., an Indiana corporation ("Nationwide"), in connection with the proposed exchange of shares of Common Stock of Nationwide ("Nationwide Common Shares") for shares of Common Stock of The Hillhaven Corporation ("Acquiror") pursuant to the Amended and Restated Agreement and Plan of Share Exchange and Agreements to Assign Partnership Interests by and among Acquiror, Nationwide, Meadowvale Skilled Care Center, Inc., an Indiana corporation ("Meadowvale"), Phillippe Enterprises, Inc., an Indiana corporation ("PEI") (Nationwide, PEI and Meadowvale are collectively referred to as the "Targets"), the partners of Camelot Care Centers, an Indiana general partnership ("Camelot"), the partners of Shangri-La Partnership, an Indiana general partnership and the limited partners of Evergreen Woods, Ltd., a Florida limited partnership ("Evergreen") (Camelot and Evergreen are collectively referred to as the "Partnerships"), dated as of February 27, 1995 (the "Reorganization Agreement"); and the documents executed and delivered in connection therewith (collectively with the Reorganization Agreement, the "Transaction Documents"). Pursuant to the Reorganization Agreement, each of the Nationwide shareholders will exchange their Nationwide Common Shares for Acquiror Common Shares (the "Share Exchange"). Our opinions hereinafter set forth are given pursuant to Section
9.11 of the Reorganization Agreement. Terms which are not defined herein and are used with initial capitalization when the rules of grammar would not otherwise so require and which are defined in the Transaction Documents shall Have the meanings assigned to such terms in the Transaction Documents.

Board of Directors

May 19, 1995

Representation of the Facts

        In connection with our opinions hereinafter set forth, the parties to the Reorganization Agreement have represented to us and advised us of the following facts:

        Nationwide operates long-term health care centers primarily located in Indiana, Ohio and Florida. Dr. Thomas E. Phillippe, Sr. and Thomas E. Phillippe, Jr. are the majority owners of Nationwide. The capital structure of Nationwide consists of: 48,000,000 authorized shares of Common Stock, without par value, of which approximately 7,431,458 shares are issued and outstanding (the "Nationwide Voting Common"); 2,000,000 authorized shares of Nonvoting Common Stock, without par value, of which 76,592 shares are issued and outstanding (the "Nationwide Nonvoting Common") (the Nationwide Voting Common and the Nationwide Nonvoting Common are collectively referred to herein as the "Nationwide Common Shares"); and 2,000,000 authorized shares of Preferred Stock, without par value, of which 300,000 shares of Redeemable Preferred Stock are issued and outstanding (the "Nationwide Preferred Stock"). Nationwide also has outstanding warrants to purchase 987,188 shares of Nationwide Nonvoting Common (the "Nationwide Warrants"). Nationwide files a consolidated return with its one subsidiary, and Nationwide does not have an excess loss account with respect to the stock of such subsidiary. The Share Exchange is totally unrelated to the Nationwide 1993 reorganization.


        Acquiror and its subsidiaries operate nursing centers, pharmacies and retirement housing communities. The capital structure of Acquiror consists of 60 million authorized shares of voting Common Stock, par value $.75 per share (the "Acquiror Common Shares"), of which approximately 32,824,863 are outstanding; 25 million authorized shares of preferred stock, par value $0.15 per share, of which the following series have been designated: 3 million authorized shares of Series A Preferred Stock, of which no shares are outstanding, 950 authorized shares of Series B Convertible Preferred Stock, of which 618 shares have been designated as Subseries 1, of which no shares are outstanding; 35,000 authorized shares of Series C Preferred Stock, par value $0.15 per share, all of which are outstanding; and 300,000 authorized shares of Series D Preferred Stock, par value $0.15 per share, of which approximately 63,403 are outstanding.



        The Transaction Documents provide that all of the Nationwide Common Shares will be exchanged solely for shares of Acquiror Common Shares. The Share Exchange was approved by the Board of Directors of Nationwide on April 12, 1995, and is subject to the approval of, and we assume will be approved by, the holders of a majority of the outstanding shares of Nationwide at a duly called and held meetings of the Nationwide shareholders on or about June 23, 1995. The Share Exchange was approved by the Board of Directors of Acquiror on April 12, 1995, and does not require the approval of the Acquiror shareholders.


        At the Effective Time, all of the outstanding Nationwide Common Shares will be exchanged for that number of Acquiror Common Shares determined in accordance with the

Board of Directors

May 19, 1995

Reorganization Agreement, rounded to the nearest whole share. Other than Acquiror Common Shares, there will be no cash or other property exchanged in the Share Exchange.


        Prior to the Effective Time, the Nationwide Preferred Stock will be redeemed by Nationwide with its own funds and without reimbursement directly or indirectly from Acquiror. Prior to the Effective Time, the Nationwide Warrants will be exercised into the corresponding number of Nationwide Nonvoting Common pursuant to the terms of the Warrants, and the resulting Nationwide Nonvoting Common will be exchanged for that number of Acquiror Common Shares determined in accordance with the Reorganization Agreement, rounded to the nearest whole share.


        At the Closing, the Nationwide Subordinated Notes will be prepaid directly by Acquiror. The Nationwide Subordinated Notes are bona fide debt (not stock or equity) under general principles of federal tax law, and Acquiror will pay only the fair market value of such indebtedness, and will not pay any amounts in excess of such indebtedness. The Nationwide Common Shares held by the holders of the Nationwide Subordinated Notes shall be valued in the Share Exchange in the same manner as the other Nationwide Common Shares.

        Except for the redemption of the Nationwide Preferred Stock, there have been and will be no distributions to any of the Nationwide shareholders with respect to their Nationwide stock in contemplation of the Share Exchange, and no Nationwide stock has been or will be sold, redeemed or otherwise disposed of in contemplation of the Share Exchange. Nationwide shareholders are entitled to dissenters' rights in connection with the proposed Share Exchange. Any payments to dissenters or other Nationwide shareholders in connection with the Share Exchange shall be made by Nationwide out of its own funds without reimbursement directly or indirectly from Acquiror.


        Prior to the Effective Time, Nationwide may loan funds to Meadowvale to repay a debt owed to Cheesman pursuant to the Promissory Note dated February 1, 1986. Any such loan will be bona fide debt (not stock or equity) under general principles of federal tax and Meadowvale will pay only the fair market value of such indebtedness, and will not pay any amounts in excess of such indebtedness. The loan will be made from Nationwide's own funds without reimbursement directly or indirectly from Acquiror.


        Except for the Nationwide Warrants, there are no outstanding options or warrants to purchase any Nationwide stock or outstanding securities or other instruments or rights convertible into any Nationwide stock or which constitute equity under general principles of federal tax law, and no such options, warrants, securities, instruments, or rights have been or will be issued or cancelled in contemplation of the Share Exchange.

        At the Effective Time, the Partnership Interests shall be assigned to Nationwide. The Partnership Interests have no value and they do not represent liabilities. None of the Acquiror Common Shares are being transferred pursuant to the Reorganization Agreement in exchange for such Partnership Interests. The shareholders of the Targets and the Partners of the Partnerships were

Board of Directors

May 19, 1995
not the primary obligors with respect to the obligations which they personally guaranteed and which will be released prior to the Share Exchange. The
Target Common Shares held by the Partners and by the guarantors shall be valued in the Share Exchange in the same manner as the other Target Common Shares. Any debts owed by any Partnership to any of the Target shareholders shall be paid by Nationwide out of its own funds without reimbursement directly or indirectly from Acquiror. Acquiror is making no payment of cash or Acquiror Common Shares or other property or assuming any liabilities in connection with or pursuant to the assumption of the Partnership Interests, releases of guarantees or the Noncompetition Agreements, and will not directly or indirectly reimburse Nationwide for any such payments.






        The Acquiror, Vencor, Inc., a Delaware corporation ("Vencor"), and Veritas Holdings Corp., a Delaware corporation and wholly-owned subsidiary of Vencor ("Veritas"), entered into an Agreement and Plan of Merger dated as of April 23, 1995, pursuant to which Acquiror will be merged with and into Veritas ("Merger") in a reorganization described in Sections 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code"). In the Merger, Acquiror shareholders will receive only Vencor voting Common Shares and cash in lieu of fractional shares. We also assume that no Nationwide shareholders will dissent from and to the Merger. The Merger is not a condition to, integrated with, nor interdependent upon, the Share Exchange, and we have been advised that the Merger may not occur and, if it occurs, it will have independent, meaningful economic significance, and will be undertaken for valid businesses purposes apart from federal income taxes. We express no opinion as to the effect of the Merger on the Share Exchange, and our opinions herein are based on the assumption that the Merger will have no effect on the Share Exchange.

Board of Directors

May 19, 1995

Scope of Investigation

        In connection with our opinions hereinafter set forth, we have investigated such questions of law as we have deemed necessary or appropriate for purposes of this opinion. We have also examined the following documents:

        1.   The Transaction Documents;

        2. The Agreement Among Shareholders of Nationwide to be executed on or before the Closing ("Agreement Among Shareholders");

        3. The Certificate executed by Nationwide of even date herewith and delivered by Nationwide to us (the "Nationwide Certificate"); and

        4. The Certificate executed by Acquiror of even date herewith and delivered by Acquiror to us (the "Acquiror Certificate").

        As to questions of fact material to our opinion, we have relied exclusively, without independent investigation, upon the statements and representations of Nationwide, the Nationwide shareholders, and Acquiror, and our opinions are limited by the facts and circumstances as represented to and understood by us.


Additional Assumptions and Representations



        For purposes of our opinions hereinafter set forth, we have assumed and you have represented that: (1) all of the terms of the Share Exchange are contained in the Transaction Documents, and the Share Exchange will be consummated in accordance with the terms, conditions, and other provisions of the Transaction Documents; (2) as of the Effective Time, all applicable federal and state regulatory approvals and other approvals necessary to consummate the Share Exchange will have been received and will be in full force and effect, and all applicable waiting periods will have expired; and (3) all of the factual information, descriptions, representations, and assumptions set forth in the "Representations of the Facts," the Transaction Documents, the Form S-4 Registration Statement filed with the Securities and Exchange Commission on April 14, 1995 in connection with the Share Exchange, as amended (the "Registration Statement"), and in the certificates and agreements identified above are accurate and complete

Board of Directors


May 19, 1995
in all respects and will be accurate and complete in all respects at the time the Registration Statement becomes effective and at the Effective Time.


        In our examinations, we have assumed the genuineness of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies. In addition, we have assumed: (1) the genuineness of all signatures; (2) the legal capacity of all natural persons and the power and authority of all parties to execute and deliver such documents; (3) the due authorization, execution, and delivery of the documents by all parties thereto; and (4) that the documents are legal, valid, and binding as against all parties. We have assumed that the Agreement Among Shareholders will be executed prior to closing in good faith and delivered by the holders of shares of Nationwide stock as indicated thereon. We have also assumed that the certificates identified above were executed and delivered in good faith by Nationwide and the Acquiror.

        You have represented the following which we have assumed with your permission without independent investigation:

        1. The fair market value of the Acquiror Common Shares received by each Nationwide shareholder will be approximately equal to the fair market value of the Nationwide Common Shares surrendered in exchange therefor.



        2. Except for the possibility of the Merger, there is no plan or intention by the Nationwide shareholders who own one percent or more of the Nationwide Shares, and, to the best of the knowledge of the management of Nationwide, except for the Merger, there is no plan or intention on the part of the remaining shareholders of Nationwide to sell, exchange, pledge, or otherwise dispose of a number of Acquiror Common Shares received in the Share Exchange (or Vencor voting Common Shares received in the Merger) that would reduce Nationwide shareholders' ownership of such Acquiror Common Shares (or Vencor voting Common Shares) to a number of shares having an aggregate value, as of the Effective Time (and as of the effective time of the Merger), of less than 50 percent of the value of all of the formerly outstanding Nationwide Common Shares as of the same dates. For purposes of this assumption, Nationwide Common Shares surrendered by dissenters will be treated as outstanding Nationwide Common Shares at the Effective Time. Moreover, Nationwide Common Shares and Acquiror Common Shares (or Vencor voting Common Shares) held by Nationwide shareholders and otherwise sold, redeemed, pledged, or disposed of prior or subsequent to the Share Exchange (including Nationwide Preferred Stock) will be considered in making this assumption. Except as

Board of Directors

May 19, 1995
                expressly discussed above, there have not been and will be no distributions to any Nationwide shareholders with respect to their Nationwide Common Shares (or Vencor Voting Common Shares) made in contemplation of the Share Exchange (or the Merger), and no Nationwide Common Shares (or Vencor Voting Common Shares) have been or will be sold, redeemed, pledged or otherwise disposed of in contemplation of the Share Exchange (or the Merger).


        3. Acquiror will acquire the Nationwide Common Shares solely in exchange for Acquiror voting stock (Acquiror Common Shares). For purposes of this representation, Nationwide Common Shares redeemed for cash or other property furnished by Acquiror will be considered as acquired by Acquiror. Further, no liabilities of Nationwide or the Nationwide shareholders will be assumed by Acquiror, nor will any of the Nationwide Common Shares be subject to any liabilities. Specifically,

                (i) the Nationwide Subordinated Notes are bona fide debt (and not stock or equity) for federal income tax purposes;


                (ii) the Nationwide Common Shares held by persons who are also holders of Nationwide Subordinated Notes will be exchanged for the same per share number of Acquiror Common Shares as will Nationwide Common Shares not held by persons who are holders of Nationwide Subordinated Notes;


                (iii) no holder of Nationwide Common Shares or Nationwide Preferred Stock is or has been a guarantor of the Nationwide Subordinated Notes;


                (iv) the amount of the option termination payment is equal to the fair market value of the amount the optionees are entitled to receive solely as consideration for the termination of the Option to Purchase dated January 25, 1993. The option termination payment will be made by Nationwide out of its own funds. No funds will be supplied for that purpose, directly or indirectly, by Acquiror, nor will Acquiror directly or indirectly reimburse Nationwide for any amount of such payment. The

Board of Directors

May 19, 1995

                        Nationwide Common Shares held by persons who are also optionees will be exchanged for the same per share number of Acquiror Common Shares as will Nationwide Common Shares not held by persons who are also optionees; and

                (v) no shareholder of Nationwide is a primary obligor on indebtedness which they personally guaranteed of and from which personal guarantee the shareholder will be released pursuant to the Reorganization Agreement. No debtor with respect to any indebtedness subject to a guarantee that will be released is so thinly capitalized that a guarantor is considered the true debtor of such indebtedness for federal tax purposes. The Nationwide Common Shares held by persons who are guarantors will be exchanged for the same per share number of Acquiror Common Shares as will Nationwide Common Shares held by persons who are not guarantors.

        4. At the Effective Time, Nationwide will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in Nationwide that, if exercised or converted, would affect Acquiror's acquisition or retention of control of Nationwide, as defined in Code Section 368(c).

        5. Nationwide will pay its dissenting shareholders the value of their stock out of its own funds. No funds will be supplied for that purpose, directly or indirectly, by Acquiror, nor will Acquiror directly or indirectly reimburse Nationwide for any payments to dissenters.

        6. The liabilities of Nationwide were incurred by Nationwide in the ordinary course of its business.

        7. Nationwide, Acquiror, and the Nationwide shareholders will pay their respective expenses, if any, incurred in connection with the Share exchange; provided, however, that Nationwide may pay certain expenses it was previously obligated to pay by contract in connection with the issuance of the Nationwide Warrants, Nationwide Subordinated Notes and Nationwide Preferred Stock out of its own funds and without reimbursement directly or indirectly from Acquiror.

Board of Directors

May 19, 1995

        8. There is no intercorporate indebtedness existing between Acquiror and Nationwide, or between Acquiror and any Nationwide subsidiary, that was issued, acquired, or will be settled at a discount.

        9. Neither Nationwide nor Acquiror is an investment company as defined in Code Sections 368(a)(2)(F)(iii) and 368(a)(2)(F)(iv).

        10. Neither Nationwide nor Acquiror is under the jurisdiction of a court in a Title 11 or similar case within the meaning of Code
                Section 368(a)(3)(A).

        11. The fair market value of the assets of Nationwide will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which the assets are subject.

        12. None of the compensation received by any shareholder who is an employee of Nationwide or any other Target will be separate consideration for, or allocable to, any of such shareholder's Nationwide Common Shares. None of the Acquiror Common Shares received by any shareholder who is an employee of Nationwide or any other Target will be separate consideration for, or allocable to, any employment agreement. The compensation paid to any shareholder who is an employee of Nationwide or any other Target will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.


        13. At the time of the Nationwide Reorganization in July 1993, there was no plan or intention on the part of Nationwide or the Nationwide shareholders to engage in the Share Exchange, the Merger, or any other sale, exchange or other disposition of the stock or substantial amount of the assets of Nationwide.



        14. Following the Share Exchange, Nationwide will continue its historic business or use a significant portion of its historic business assets in a business.

Board of Directors
May 19, 1995
Page 10






        15. The Share Exchange is being effected for bona fide business reasons, including without limitation the reasons set forth in the Registration Statement and for the reasons that Acquiror and its subsidiaries have looked for growth opportunities which would increase their percentage share of the nursing care market while increasing their operating efficiencies by achieving economies of scale as a larger service provider. Due in part to the proximity of the service areas, Acquiror determined that Nationwide represented such an opportunity and expressed an interest in combining the resources of the companies. Acquiror believes that a combination of their operations with Nationwide will provide increased opportunity and flexibility for profitable expansion and diversification, will enhance their ability to provide more efficient and dependable service, and will result in operating efficiencies and cost savings.


                Nationwide has looked for opportunities to expand its nursing care operations and increase its operating efficiencies. Nationwide also recognizes that some of its senior management executives, who are both officers and directors, are approaching retirement age, and others have expressed a desire to reduce or discontinue their role in the management of Nationwide. Consequently, Nationwide, in considering business expansion opportunities, has looked for businesses with strong senior management with experience in the nursing care industry. Nationwide determined that Acquiror offers an opportunity for it to meet these objectives. Nationwide believes that a combination of its operations with Acquiror will provide increased opportunity and flexibility for profitable expansion and diversification, will enhance its ability to provide more efficient and dependable service, and will result in operating efficiencies and cost savings.

        16. Following the Share Exchange, Nationwide will not issue additional shares of its stock that would result in Acquiror losing control of Nationwide within the meaning of Code Section 368(c).

Board of Directors

May 19, 1995

Page 11

        17. Acquiror has no plan or intention to reacquire any of its stock issued in the Share Exchange.



        18. Acquiror has no plan or intention to liquidate Nationwide or any subsidiary of Nationwide; to merge Nationwide or any subsidiary of Nationwide with and into another corporation; to cause or permit Nationwide to sell or otherwise dispose of any of its assets, or the assets of any subsidiary of Nationwide, except for dispositions made in the ordinary course of business; or to sell or otherwise dispose of the stock of Nationwide or any subsidiary of Nationwide except for transfers described in Code Section 368(a)(2)(C).





        19. Acquiror does not own, directly or indirectly, and has not owned during the past five years, directly or indirectly, any Nationwide shares, including any ownership by any Acquiror subsidiary. Acquiror will not acquire, directly or indirectly, any shares of Nationwide stock prior to the Effective Time.




        20. The payment of cash in lieu of fractional Vencor Common Shares is solely for the purpose of avoiding the expense and inconvenience to Vencor of issuing fractional Vencor Common Shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the Merger to the shareholders of Acquiror instead of issuing fractional shares of Vencor Common Shares will not exceed one percent of the total consideration that will be issued in the Merger for their Acquiror Common Shares. The fractional share interest of each of the shareholders of Acquiror will be aggregated and no shareholders of Acquiror will receive cash in an amount equal to or greater than the value of one full Vencor Common Share.



        21. To the extent that a portion of the Acquiror Common Shares issued in exchange for the Nationwide Common Shares will be placed in escrow by the Nationwide shareholders and will be made subject to a condition pursuant to the Reorganization Agreement and the Escrow Agreement and Supplemental Escrow Agreement, for possible return to Acquiror under specified conditions: (a) there is a valid business reason for establishing the arrangement in that the escrow is a mechanism to accomplish an exchange price adjustment, bargained for at arm's-length, in the event of a breach by Nationwide;

Board of Directors
May 19, 1995
Page 12



                (b) the Acquiror Common Shares subject to such arrangement will appear as issued and outstanding on the balance sheet of Acquiror and such Acquiror Common Shares will be legally outstanding under applicable state law; (c) all dividends paid on such Acquiror Common Shares will be distributed currently to Nationwide shareholders; (d) all voting rights of such Acquiror Common Shares will be exercisable by or on behalf of Nationwide shareholders or their authorized agent; (e) no such Acquiror Common Shares will be subject to restrictions requiring their return to Acquiror because of death, failure to continue employment, or similar restrictions; (f) all such Acquiror Common Shares will be released from the arrangement within five years from the date of consummation of the Share Exchange (except where there is a bona fide dispute as to whom the Acquiror Common Shares should be released); (g) at least 50 percent of the number of shares of each class of Acquiror Common Shares issued initially to Nationwide shareholders will not be subject to the arrangement; (h) the return of the Acquiror Common Shares will not be triggered by an event the occurrence or nonoccurrence of which is within the control of Nationwide shareholders; (i) the return of Acquiror Common Shares will not be triggered by the payment of additional tax or reduction in tax paid as a result of an Internal Revenue Service audit of Nationwide shareholders or the corporations either (i) with respect to the Share Exchange, or (ii) when the Share Exchange involves persons related within the meaning of Code Section 267(c)(4); and (j) the mechanism for the calculation of the number of Acquiror Common Shares to be returned is objective and readily ascertainable.



        22. The purpose of the Acquiror rights plan is to provide a mechanism by which Acquiror, a publicly traded corporation, can, in the future, provide shareholders with rights to purchase Acquiror stock at substantially less than fair market value as a means of responding to unsolicited offers to acquire Acquiror. The plan provides that in the event of an unsolicited offer in the future to acquire Acquiror under certain circumstances (a "triggering event"), the Acquiror shareholders will have the right to purchase Acquiror stock. The rights may be redeemed at any time by Acquiror without shareholder approval until they become exercisable for one cent per right. Until a triggering event, the rights are not exercisable or separately tradeable, transferrable, or detachable, nor are they represented by any certificate other than the Acquiror Common Share certificate. Until a triggering event and then a "flip-in" or "flip-over" event occur, the exercise price is anticipated to exceed the value of the Acquiror stock at all times during the life of the right. The likelihood that the rights would, at any time, be

Board of Directors
May 19, 1995
Page 13



                exercised is both remote and speculative. No event has occurred, or is anticipated to occur, that would make the rights exercisable.


Opinions

        Based upon and subject to the foregoing, and subject to the qualifications, limitations, and assumptions set forth in this letter, we are of the opinion that:

        (a) The Share Exchange will constitute a reorganization within the meaning of Code Section 368(a)(1)(B), in which Nationwide and Acquiror will each be a "party to a reorganization" within the meaning of Code Section 368(b).

        (b) No gain or loss will be recognized by the Nationwide shareholders to the extent Nationwide Common Shares are exchanged solely for Acquiror Common Shares pursuant to the Share Exchange. Code Section 354(a)(1).

        (c) No gain or loss will be recognized by Nationwide to the extent Nationwide Common Shares are exchanged by the Nationwide shareholders solely for Acquiror Common Shares pursuant to the Share Exchange. Rev. Rul. 57-278, 1957-1 C.B. 124.

        (d) The basis of the Acquiror Common Shares received by the Nationwide shareholders in exchange for their Nationwide Common Shares will be the same, in each instance, as the basis of the Nationwide Common Shares surrendered in exchange therefor. Code Section 358(a)(1).

        (e) The holding period of the Acquiror Common Shares received by the Nationwide shareholders in exchange for their Nationwide Common Shares will include, in each instance, the holding period of the Nationwide Common Shares surrendered in exchange therefor, provided the Nationwide Common Shares were held by such shareholder as a capital asset on the date of the exchange. Code Section 1223(1).

        The opinions set forth in this letter are limited to the foregoing federal income tax consequences of the Share Exchange and are based solely on, and are limited to, the federal income tax laws of the United States of America. We express no opinion as to any other federal laws, or any foreign, state, or local laws, and we express no opinion as to any federal, state or

Board of Directors

May 19, 1995

Page 14


other tax consequences of the other aspects of the Share Exchange, including without limitation the assignment of the Partnership Interests, the release of any guarantees the assumption by Nationwide and the payment by Nationwide of Partnership debts, the redemption of the Nationwide Preferred Stock, the repayment of the Nationwide Subordinated Notes, the exercise of Nationwide Warrants, the lapse of restrictions on restricted shares, the payment of any compensation to Nationwide employees, the extension or repayment of any loan by Nationwide to Meadowvale, the payment by Nationwide of expenses of the holders of the Nationwide Warrants, the payments, if any, to dissenters, and the return of escrowed shares to Acquiror. We also express no opinion as to the effect of the Merger on the Share Exchange.


        The opinions expressed in this letter speak as to the documents, facts, and the law in existence as of the date hereof and at no time subsequent hereto. No opinion is expressed in this letter concerning the tax treatment of the Share Exchange under other provisions of the Code and regulations adopted thereunder or under foreign, state or local law, or as to the tax treatment of any conditions existing at the time of, or the effects resulting from, the Share Exchange that are not specifically covered above.

        We assume no obligation to update our opinions for any deletions, additions, or modifications to any laws applicable to the Share Exchange subsequent to the date hereof. The opinions expressed herein are matters of professional judgment and are not a guarantee of results.


        The opinions expressed in this letter are solely for the benefit of the addressee hereof in connection with the transactions provided for in, or contemplated by, the Transaction Documents. Because tax consequences can vary among shareholders due to each shareholder's unique circumstances, each Nationwide shareholder should consult such shareholder's own tax advisor for assurance as to the particular tax consequences to such shareholder as a result of the Share Exchange.



        The opinions expressed in this letter are issued upon the condition and understanding that the opinions expressed herein will be updated prior to Closing, and that this letter will be superseded by such updated opinions and this letter will thereby be rendered null and void.



        The opinions expressed in this letter may not be used for any other purpose or otherwise distributed or relied upon by any person. Except for reproductions for inclusion in transcripts of the documentation relating to the Transaction Documents, and inclusion in the Registration Statement on Form S-4 (Registration No. 33-58641) and the related Prospectus/Information Statement of the Hillhaven Corporation for registration of 5,500,000 shares of its common stock, to which such inclusion we hereby consent, this opinion may not be quoted or reproduced, in whole or in part, in any other document without our prior written consent.



                                        Very truly yours,

                                        /s/ ICE MILLER DONADIO & RYAN